EXHIBIT 10.3

                              Employment Agreements


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Following is an agreement between First Carnegie Deposit and Walter G. Kelly. On
June 12, 1997, virtually an identical agreement was executed with Carol A. Gilbert in the capacity of Treasurer and Chief Financial and Operations Officer.

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, entered into this 12th day of June 1997, by and between First Carnegie Deposit (formerly First Federal Savings & Loan Association of Carnegie), a Federal stock savings bank, (the "Bank") and Walter G. Kelly (the "Executive").

                                   WITNESSETH

         WHEREAS, the Executive has heretofore been employed by the Bank as the President and Chief Executive Officer and is experienced in all phases of the business of the Bank; and

         WHEREAS, the Bank desires to be ensured of the Executive's continued active participation in the business of the Bank; and

         WHEREAS, in order to induce the Executive to remain in the employ of the Bank and in consideration of the Executive's agreeing to remain in the employ of the Bank, the parties desire to specify the continuing employment relationship of the Bank and the Executive;

         NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereby agree as follows:

         1. Employment. The Bank hereby employs the Executive in the capacity of President and Chief Executive Officer. The Executive hereby accepts said employment and agrees to render such administrative and management services to the Bank and to Skibo Bancshares, M.H.C., the parent mutual holding company ("Parent") as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Executive shall promote the business of the Bank and Parent. The Executive's other duties shall be such as the Board of Directors for the Bank (the "Board of Directors" or "Board") may from time to time reasonably direct, including normal duties as an officer of the Bank.

         2. Term of Employment. The term of employment under this Agreement shall be for three years, commencing on the date of this Agreement and, subject to the requirements of the succeeding sentence, shall be deemed automatically, without further action, to extend for an additional three (3) months at the end of each calendar quarter, so that at any time the remaining term of this Agreement shall be from two and three quarter (2 3/4) years to three (3) years. Prior to the end of each calendar quarter, the Board of Directors shall consider and review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive's performance hereunder) extension of the term under this Agreement, and the term shall continue to extend in the manner set forth above unless either the Board of Directors does not approve such extension and provides written notice to the Executive of such event or the Executive gives written notice to the Bank of his election not to extend the term, in each case with such written notice to be given not less than thirty (30) days prior to any such calendar quarter. References herein to the term of this Agreement shall refer both to the initial term and successive terms.

         3.    Compensation, Benefits and Expenses.
               -----------------------------------

               (a) Base Salary. The Bank shall compensate and pay the Executive during the term of this Agreement a minimum base salary at the rate of $144,685 per annum ("Base Salary"), payable in cash not less frequently than bi-weekly; provided, that the rate of such salary shall be reviewed by the Board of
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Directors not less often than annually,  and the Executive  shall be entitled to receive increases at such percentages or in such amounts as determined by the Board of Directors. The base salary may not be decreased without the Executive's express written consent.

               (b) Discretionary Bonus. The Executive shall be entitled to participate in an equitable manner with all other senior management employees of the Bank in discretionary bonuses that may be authorized and declared by the Board of Directors to its senior management executives from time to time. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive's right to participate in such discretionary bonuses when and as declared by the Board.

               (c) Participation in Benefit and Retirement Plans. The Executive shall be entitled to participate in and receive the benefits of any plan of the Bank which may be or may become applicable to senior management relating to pension or other retirement benefit plans, profit-sharing, stock options or incentive plans, or other plans, benefits and privileges given to employees and executives of the Bank, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Bank.

               (d) Participation in Medical Plans and Insurance Policies. The Executive shall be entitled to participate in and receive the benefits of any plan or policy of the Bank which may be or may become applicable to senior management relating to life insurance, short and long term disability, medical, dental, eye-care, prescription drugs or medical reimbursement plans.

               (e) Vacations and Sick Leave. The Executive shall be entitled to paid annual vacation leave in accordance with the policies as established from time to time by the Board of Directors, which shall in no event be less than four weeks per annum. The Executive shall also be entitled to an annual sick leave benefit as established by the Board for senior management employees of the Bank. The Executive shall not be entitled to receive any additional compensation from the Bank for failure to take a vacation or sick leave, nor shall he be permitted to accumulate unused vacation or sick leave from one year to the next, except to the extent authorized by the Board of Directors.

               (f) Expenses. The Bank shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Bank, including, but not by way of limitation, automobile and traveling expenses, and all reasonable entertainment expenses, subject to presentation of appropriate documentation and other limitations as may be established by the Board of Directors of the Bank. If such expenses are paid in the first instance by the Executive, the Bank shall reimburse the Executive therefor.

               (g) Changes in Benefits. The Bank shall not make any changes in such plans, benefits or privileges previously described in Section 3(c), (d) and
(e) which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of, or benefits to, the Executive as compared with any other executive officer of the Bank. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 3(a) hereof.

         4.    Loyalty; Noncompetition.
               -----------------------

               (a) The Executive shall devote his full time and attention to the performance of his employment under this Agreement. During the term of the Executive's employment under this Agreement,

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the  Executive  shall not engage in any  business  or  activity  contrary to the business affairs or interest of the Bank or Parent.

               (b) Nothing contained in this Section 4 shall be deemed to prevent or limit the right of Executive to invest in the capital stock or other securities of any business dissimilar from that of the Bank or Parent, or, solely as a passive or minority investor, in any business.

         5. Standards. During the term of this Agreement, the Executive shall perform his duties in accordance with such reasonable standards expected of executives with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors.

         6. Termination and Termination Pay. The Executive's employment under this Agreement shall be terminated upon any of the following occurrences:

               (a) The death of the Executive during the term of this Agreement, in which event the Executive's estate shall be entitled to receive the compensation due the Executive through the last day of the calendar quarter in which Executive's death shall have occurred.

               (b) The Board of Directors may terminate the Executive's employment at any time, but any termination by the Board of Directors other than termination for Just Cause, shall not prejudice the Executive's right to compensation or other benefits under the Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for Just Cause. The Board may within its sole discretion, acting in good faith, terminate the Executive for Just Cause and shall notify such Executive accordingly. Termination for "Just Cause" shall include termination because of the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

               (c) Except as provided pursuant to Section 9 herein, in the event Executive's employment under this Agreement is terminated by the Board of Directors without Just Cause, the Bank shall be obligated to continue to pay the Executive the salary provided pursuant to Section 3(a) herein, up to the date of termination of the remaining term (including any renewal term) of this Agreement, but in no event for a period of less than twelve months, and the cost of Executive obtaining all health, life, disability, and other benefits which the Executive would be eligible to participate in through such date based upon the benefit levels substantially equal to those being provided Executive at the date of termination of employment.

               (d) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

               (e) If the Bank is in default (as defined in Section 3(x)(1) of FDIA) all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

               (f) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director

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of the Office of Thrift Supervision ("Director of OTS"), or his or her designee, at the time that the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of FDIA; or (ii) by the Director of the OTS, or his or her designee, at the time that the Director of the OTS, or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

               (g) The voluntary termination by the Executive during the term of this Agreement with the delivery of no less than 30 days written notice to the Board of Directors, other than pursuant to Section 9(b), in which case the Executive shall be entitled to receive only the compensation, vested rights, and all employee benefits up to the date of such termination.

               (h) Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC ss.1828(k) and any regulations promulgated thereunder.

         7. Suspension of Employment. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank's obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may within its discretion
(i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate any of its obligations which were suspended.

         8. Disability. If the Executive shall become disabled or incapacitated to the extent that he is unable to perform his duties hereunder, by reason of medically determinable physical or mental impairment, as determined by a doctor engaged by the Board of Directors and acceptable to the Executive, Executive shall nevertheless continue to receive the compensation and benefits provided under the terms of this Agreement as follows: 100% of such compensation and benefits for a period of 12 months, but not exceeding the remaining term of the Agreement, and 65% thereafter for the remainder of the term of the Agreement. Such benefits noted herein shall be reduced by any benefits otherwise provided to the Executive during such period under the provisions of disability insurance coverage in effect for Bank employees. Thereafter, Executive shall be eligible to receive benefits provided by the Bank under the provisions of disability insurance coverage in effect for Bank employees. Upon returning to active full-time employment, the Executive's full compensation as set forth in this Agreement shall be reinstated as of the date of commencement of such activities. In the event that the Executive returns to active employment on other than a full-time basis, then his compensation (as set forth in Section 3(a) of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.

         9.    Change in Control.
               -----------------

               (a) Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Executive's employment during the term of this Agreement following any change in control of the Bank or Parent, absent Just Cause, Executive shall be paid an amount equal to the product of 2.99 times the Executive's "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code") and regulations promulgated thereunder. Said sum shall be paid, at the option of Executive, either in one
(1) lump sum within thirty (30) days of such termination discounted to

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the present  value of such  payment  using as the discount  rate the  Applicable
Federal Rate specified at Section 280G of the Code, or in periodic payments over the next 36 months or the remaining term of this Agreement whichever is less, as if Executive's employment had not been terminated, and such payments shall be in lieu of any other future payments which the Executive would be otherwise entitled to receive under Section 6 of this Agreement. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Executive by the Bank or the Parent shall be deemed an "excess parachute payment" in accordance with Section 280G of the Code and be subject to the excise tax provided at Section 4999(a) of the Code. The term "control" shall refer to the ownership, holding or power to vote more than 25% of the Parent's or Bank's voting stock, the control of the election of a majority of the Parent's or Bank's directors, or the exercise of a controlling influence over the management or policies of the Parent or Bank by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934. The term "person" means an individual other than the Executive, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. A change in control shall not be deemed to have occurred in a transaction whereby the Bank reorganizes and is acquired by a new parent corporation of which the board of directors is comprised of more than a majority of the existing Board of Directors of the Bank.

               (b) Notwithstanding any other provision of this Agreement to the contrary, Executive may voluntarily terminate his employment during the term of this Agreement following a change in control of the Bank or Parent, and Executive shall thereupon be entitled to receive the payment described in
Section 9(a) of this Agreement, upon the occurrence, or within ninety (90) days thereafter, of any of the following events, which have not been consented to in advance by the Executive in writing: (i) if Executive would be required to move his personal residence or perform his principal executive functions more than twenty-five (25) miles from the Executive's primary office as of the signing of this Agreement; (ii) if in the organizational structure of the Bank, Executive would be required to report to a person or persons other than the Board of Directors of the Bank; (iii) if the Bank should fail to maintain Executive's base compensation in effect as of the date of the Change in Control and the existing employee benefits plans, including material fringe benefit, stock option and retirement plans; (iv) if Executive would be assigned duties and responsibilities other than those normally associated with his position as referenced at Section 1, herein; (v) if Executive's responsibilities or authority have in any way been materially diminished or reduced; or (vi) if Executive would not be reelected to the Board of Directors of the Bank.

         10. Withholding. All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

        11.    Successors and Assigns.
               ----------------------

               (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank or Parent which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank or Parent.

               (b) Since the Bank is contracting for the unique and personal skills of the Executive, the Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

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        12. Amendment;  Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

        14. Nature of Obligations. Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

         15. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

        17. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the home office of the Bank, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. Further, the settlement of the dispute to be approved by the Board of the Bank may include a provision for the reimbursement by the Bank to the Executive for all reasonable costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, or the Board of the Bank or the Parent may authorize such reimbursement of such reasonable costs and expenses by separate action upon a written action and determination of the Board following settlement of the dispute. Such reimbursement shall be paid within ten (10) days of Executive furnishing to the Bank or Parent evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Executive.

         18. Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

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